AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2004

                                               REGISTRATION NO.   333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             SCIENTIFIC ENERGY, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                    UTAH                    9999                    87-0680657
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION) CLASSIFICATION CODE NUMBER)IDENTIFICATION NUMBER)

                  630 NORTH 400 WEST SALT LAKE CITY, UTAH 84103
                                 (801) 359-2410
          (Address and telephone number of principal executive offices)

                  630 NORTH 400 WEST SALT LAKE CITY, UTAH 84103
          (Address of principal place of business or intended principal place of business)

                                  Todd Crosland
                             Scientific Energy, Inc.
                               630 NORTH 400 WEST
                           SALT LAKE CITY, UTAH 84103
                                 (801) 359-2410
            (Name, address and telephone number of agent for service)

                                    Copy to:

                            Leonard E. Neilson, Esq.
                            Leonard E. Neilson, P.C.
                      8160 South Highland Drive, Suite 209
                                Sandy, Utah 84093

         Approximate date of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check he following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                     CALCULATION OF REGISTRATION FEE

                                                                    Proposed            Proposed
                                                                    Maximum             Maximum             Amount of
     Title each class of Securities           Amount to be       Offering Price        Aggregate          Registration
            to be Registered                   Registered          Per Share       Offering Price(1)         Fee(1)
-----------------------------------------  ------------------  ------------------ --------------------  -----------------
Common stock                                   1,125,220             $ 0.10            $ 112,522             $ 14.26
                                                 shares           per share(1)
=========================================  ==================  ================== ====================  =================
                                                                                      TOTAL FEE              $ 14.26

(1) The shares included herein are being distributed to the stockholders of Electronic Game Card, Inc. No consideration will be received by Scientific Energy, Inc. in consideration for such distribution and there is no market for the shares being distributed. Accordingly, for purposes of calculating the registration fee, the Registrant has used $0.10 per share as the current estimated fair value of the shares being distributed.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       SUBJECT TO COMPLETION DATED JUNE 2, 2004


PROSPECTUS


                             SCIENTIFIC ENERGY, INC.

                  SPIN-OFF OF 1,125,220 SHARES OF COMMON STOCK


     This prospectus relates to the distribution to stockholders of Electronic Game Card, Inc. by the spin- off of 1,125,220 shares of Scientific Energy, Inc. common stock owned by Electronic Game Card. Scientific Energy is not selling any shares of common stock pursuant to this prospectus and therefore we will not receive any proceeds from this offering. All costs associated with the registration statement, of which this prospectus is a part, will be borne by Scientific Energy, which is currently a wholly-owned subsidiary of Electronic Game Card. After the distribution, we will be an independent, public company.

     Holders of Electronic Game Card common stock as of November 19, 2003, other than its affiliates, will receive one share of Scientific Energy common stock for every one share of Electronic Game Card common stock that they hold. Following the distribution, 100% of the outstanding Scientific Energy common stock will be held by non-affiliates of Electronic Game Card.

     You will be required to pay income tax on the value of the shares of Scientific Energy common stock received by you in connection with this distribution.

     Currently, no public market exists for Scientific Energy common stock. We can provide no assurance that a public market for our securities will develop and ownership of our securities is likely to be an illiquid investment.

     THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





















                  The date of this Prospectus is June __, 2004

                                TABLE OF CONTENTS

                                                                                                   PAGE

PROSPECTUS SUMMARY...........................................................................         3
RISK FACTORS.................................................................................         6
USE OF PROCEEDS..............................................................................        10
DILUTION.....................................................................................        10
CAPITALIZATION...............................................................................        11
DETERMINATION OF PRICE.......................................................................        11
CERTAIN MARKET INFORMATION AND MARKET RISKS..................................................        11
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS...................................        12
BUSINESS.....................................................................................        15
MANAGEMENT...................................................................................        18
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..................................        20
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.................................................        20
DESCRIPTION OF COMMON  STOCK.................................................................        21
THE SPIN-OFF.................................................................................        21
LEGAL MATTERS................................................................................        24
EXPERTS......................................................................................        24
WHERE YOU CAN FIND MORE INFORMATION..........................................................        24
FINANCIAL STATEMENTS.........................................................................    F-1 TO F-23

                                 --------------

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, theses securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

     All references in this prospectus to "we," "us" and "our" refer to Scientific Energy, Inc., unless indicated otherwise.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL _______________, 2004, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, BUT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES SPECIFIC TERMS OF THE OFFERING, INFORMATION ABOUT OUR BUSINESS AND FINANCIAL DATA. WE ENCOURAGE YOU TO READ THIS PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE "RISK FACTORS" SECTION, FINANCIAL STATEMENTS AND NOTES THERETO, BEFORE MAKING AN INVESTMENT DECISION.

                                   WHAT WE DO

     Scientific Energy, Inc., a Utah corporation, is a wholly-owed subsidiary of Electronic Game Card, Inc., a Nevada corporation formerly known as Scientific Energy, Inc. prior to the execution of a share exchange agreement in November 2003. In connection with the share exchange agreement, our parent changed its name to Electronic Game Card, Inc. and effected a reverse stock split of its issued and outstanding shares of common stock on a one share for 100 shares basis, effective November 18, 2003. As a condition of the reverse split, all fractional shares resulting from the split were rounded up to the next whole share, with the provision that no individual shareholder's holdings would be reduced below 100 shares as a result of the split.

     The share exchange agreement also provides that the shares of Scientific Energy common stock, 100% owned by our parent Electronic Game Card, would be distributed to those stockholders of Electronic Game Card immediately preceding the closing of the agreement on November 19, 2002. Accordingly, each such stockholder of Electronic Game Card will receive one share of our common stock for each share of Electronic Game Card common stock owned, adjusted for the reverse stock split. In order to facilitate the spin-off of our shares we have filed with the SEC a registration statement, of which this prospectus is a part.

     Scientific Energy owns certain technology, patents and intellectual property related to the development of small electricity generation devices to be incorporated into existing portable electronic devices including portable laptop computers, handheld devices, cellular phones, and other electronic devices. We intend to focus on technology related to the energy efficient pump field and the energy generation, long-life battery field. If fully developed, our technology will assist both industrial concerns and consumers in a variety of applications to markedly reduce energy consumption.

     In November of 2003, we entered into a licensing agreement with Grandway USA, Inc. whereby Grandway will assume development of our patents and technology. If and when Grandway is able to manufacture and perfect the technologies covered by the licensing agreement, Grandway will use its marketing network to bring our technologies to market. We will receive a royalty fee in connection with any sales of products developed from our technologies.

                                    ABOUT US

     Our principal executive offices are located at 630 North 400 West Salt Lake City, Utah 84103, telephone number (801) 359-2410.


                             SUMMARY OF THE SPIN-OFF

DISTRIBUTING COMPANY........................       Electronic Game Card, Inc., a Nevada corporation engaged in the development, marketing, sale and distribution of recreational electronic software, primarily targeted towards lottery and sales promotion markets through its Great Britain subsidiary.

DISTRIBUTED COMPANY.........................       Scientific Energy, Inc., a Utah corporation engaged in the development  of  certain  technologies,  patents  and
                                                   intellectual  property  related to the development of
                                                   small electricity generation devices.

DISTRIBUTION RATIO..........................       One share of Scientific Energy common stock will be issued for each share of  Electronic  Game Card  common
                                                   stock you own as of November 19, 2003.

RECORD DATE.................................       November 19, 2003

DISTRIBUTION DATE...........................       June __, 2004

DISTRIBUTION AGENT..........................       Interstate Transfer Company,  6084 South 900 East, Suite 101,
                                                   Salt Lake City, Utah 84121, telephone number (801) 281-9746.

TRANSFER AGENT AND REGISTRAR................       Interstate Transfer Company

SECURITIES TO DISTRIBUTED ..................       1,125,220shares of our common stock

COMMON STOCK OUTSTANDING AFTER OFFERING.....       1,125,220 shares

TRADING MARKET .............................       None presently, although following the completion of the spin-
                                                   off we anticipate making an application to have our common stock included on the OTC Bulletin Board.

DIVIDEND POLICY.............................       We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

USE OF PROCEEDS.............................       We will not receive any proceeds from the spin-off of shares.

RISK FACTORS................................       The distribution and ownership of our common stock involves a high degree of risk.  You should review carefully and consider all information contained in this prospectus, particularly the items set forth under "Risk Factors" beginning on page 6.

FEDERAL INCOME TAX CONSEQUENCES.............       Neither we nor Electronic Game Card intend for the spin-off to be tax-free for U.S. federal income tax purposes and you will be required to pay income tax on the value of your shares of our common stock received as a dividend.  We advise that you
                                                   consult your own tax advisor as to the specific tax consequences of the spin-off.

OUR RELATIONSHIP WITH ELECTRONIC GAME
CARD AFTER THE SPIN-OFF.....................       Following the spin-off, we intend to act as an independent, public company and do not anticipate any continuing relationship with Electronic Game Card.

                          SUMMARY FINANCIAL INFORMATION

     The following information was taken from our financial statements for the three months ended March 31, 2004 and 2003 (unaudited) and the fiscal years ended December 31, 2003 and 2002 appearing elsewhere in this prospectus. This information should be read in conjunction with such financial statements and the notes thereto. In management's opinion all adjustments, consisting of normal recurring items, considered necessary for a fair presentation have been included.

STATEMENTS OF OPERATIONS DATA

                                                      Three Months                       Years Ended
                                                     Ended March 31,                    Ended December 31,
                                         ----------------------------       -------------------------------
                                              2004              2003               2003              2002
                                              ----              ----               ----              ----
                                          (Unaudited)        (Unaudited)
Revenues:                                $        -      $        -         $        -         $        -
                                         ------------    ------------       ------------       ------------
Expenses:
   Research & development                       -               -                    138             13,116
   General & administrative                     4,297           1,918              5,157            252,553

      Loss from operations                     (4,297)         (1,918)            (5,295)          (265,669)
                                         ------------    ------------       ------------       ------------

Other income (expense)
   Interest, net                                  (11)         (1,160)            (1,984)           (10,890)
   Write-down of technology and royalties         -               -                 -              (295,750)
                                         ------------    ------------       ------------       ------------

      Net loss before taxes                    (4,308)         (3,078)            (7,279)          (572,309)
                                         ------------    ------------       ------------       ------------

      Income tax expense                     -                 -                    100                100
                                         ------------    ------------       ------------       ------------

      Net loss                           $     (4,308)   $     (3,078)      $    (7,379)       $   (572,409)
                                         ============    ============       ===========        ============

Basic & diluted loss per share      $         -       $           -        $      -         $       (.03)
                                         ------------    ------------       ------------       ------------

Average outstanding common
   shares (stated in 1000's)                   20,000          20,000             20,000             20,000

BALANCE SHEET DATA
                                                      March 31, 2004        December 31, 2003,
                                                        (Unaudited)
        Assets
Current assets
   Cash & cash equivalents                         $           40       $            40
                                                    -------------        --------------

          Total current assets                                 40                    40
                                                    -------------        --------------

Other assets
   Intangibles                                             50,000                50,000
                                                    -------------        --------------

          Total assets                             $       50,040       $        50,040
                                                    =============        ==============

        Liabilities and stockholders equity
Current Liabilities
   Accounts payable                                $        9,892       $         5,595
   Income taxes payable                                       100                   100
   Notes payable - shareholder                              1,101                 1,090
                                                    -------------       ---------------

        Total liabilities                                  11,093                 6,785
                                                    -------------       ---------------

Stockholders' equity
   Common stock                                           200,000                200,000
   Paid-in capital                                        591,816                591,816
   Deficit accumulated during development stage          (752.869)             (748,561)
                                                    ------------          -------------

        Total stockholders' equity                        38,947                 43,255
                                                    ------------          -------------

         Total liabilities and stockholders' equity$      50,040        $        50,040
                                                    =============        ==============

                                  RISK FACTORS

     OWNERSHIP OF OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISKS, TOGETHER WITH ALL OTHER INFORMATION INCLUDED IN THIS PROSPECTUS. PLEASE KEEP THESE RISKS IN MIND WHEN READING THIS PROSPECTUS, INCLUDING ANY FORWARD-LOOKING STATEMENTS APPEARING HEREIN. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER MATERIALLY. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK, IF A TRADING MARKET DEVELOPS, MAY DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR BUSINESS

     OUR EXTREMELY LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND PROSPECTS.

     We commenced our current business operations in June 2001 and have conducted only minimal research and development activities since that time. As a result of our brief history, we have only limited financial data and business information for you to evaluate our business strategies, past performance and an investment in our common stock. Thus, you may not have adequate information with which to make an informed investment decision.

     WE HAVE MINIMAL ASSETS AND NO IMMEDIATE SOURCE OF REVENUE.

     We currently have only minimal assets and have no immediate identified source of revenues. It is unlikely that we will receive any revenues until we complete development of one or more of our technologies into a marketable product. There can be no assurance that we will be successful in development of our technologies into products that can be successfully marketed on a profitable basis. We expect to continue to incur significant expenses in connection with:

     *    funding for research and development;
     *    costs of future sales and marketing efforts;
     *    increased general and administrative expenses; and
     * additional non-cash charges relating to amortization of intangibles and other deferred expenses.

     Accordingly, we will need to generate significant revenues to achieve and sustain profitability. If we do achieve profitability, we may be unable to sustain profitability on a quarterly or annual basis.

     THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN DUE TO WORKING CAPITAL SHORTAGES, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING.

     We are a development stage company, have had no revenues, and have no operations from which revenue will be generated in the near future. For fiscal years ended December 31, 2003 and 2002, we incurred net losses of $7,379 and $572,409, respectively, and a net loss of $4,308 for the three months ended March 31, 2004. Accordingly, the independent auditor's report accompanying our audited financial statements as of December 31, 2003, raises doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to obtain adequate capital to cover our operating costs, we may be forced to cease operations.

     ADDITIONAL REQUIRED CAPITAL MAY NOT BE AVAILABLE AT ATTRACTIVE TERMS WHICH WOULD HAVE A MATERIAL NEGATIVE EFFECT ON OUR OPERATING RESULTS.

     We will need additional funds in order to continue development of our technologies and to continue operations. During the past two fiscal years ended December 31, 2003 we have recorded an accumulative loss of approximately $580,000. We presently have no revenues from any source and are completely dependent on the infusion of capital from our directors and executive officers and from external sources to be able to continue our business. Currently, our recurring annual expenses are approximately $50,000 plus general and administrative expenses, for an approximate total of $100,000 per annum. We expect that our general, administrative and other operating expenses will increase substantially as we accelerate our efforts to develop our technologies, satisfy increased reporting and stockholder communications obligations under the securities laws, and seek needed additional capital required for our business activities.

     We cannot give any assurance that we will be able to obtain necessary funds required to continue operations, or that such funds will be available on terms favorable to us. If we borrow funds we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. In addition, our cash requirements may vary materially from those now anticipated by management. These changes may be due to the results of testing, potential changes in capital and debt markets, terms on which financing can be obtained, competitive technologies, future research and development, issues related to patent or other proprietary protection, regulatory approvals, and other factors. If adequate funds are not available, we may be required to delay, reduce the scope of, or cancel the proposed development of certain technologies or all of the technologies.

     DEVELOPMENT OF OUR TECHNOLOGIES IS LIKELY SUBJECT US TO SUBSTANTIAL ENVIRONMENTAL REGULATION WHICH COULD INCREASE OUR NEED FOR CASH.

     Our business may become subject to numerous laws and regulations concerning the storage, use and discharge of materials into the environment, remediation of environmental impacts, and other matters relating to environmental protection. These laws and regulations may, in the future, impose costs on our operations that make it difficult or impossible to operate in a cost-effective manner. Further, although we intend to comply with all applicable laws and regulations, we might be found in violation of one or more of these laws and regulations, which could result in the imposition of sanctions including the loss of certain permits or licenses, civil sanctions or criminal penalties. It is possible that state and federal environmental laws and regulations will become more stringent in the future, which might increase our projected development and/or operating costs.

     WE ARE REQUIRED TO SATISFY CERTAIN SAFETY AND HEALTH REGULATIONS WHICH COULD REQUIRE ADDITIONAL FUNDS.

     We are required to conduct our operations in accordance with various laws and regulations concerning occupational safety and health. Currently and until we begin to develop products, we do not foresee expending material amounts to comply with these occupational safety and health laws and regulations. However, because such laws and regulations are frequently changed and amended, we are unable to predict the future effect of these laws and regulations.

     OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT RESULT IN COMMERCIALLY VIABLE PRODUCTS WHICH COULD NEGATIVELY EFFECT OUR BUSINESS AND STOCK VALUE.

     Our technologies are in the development stage. Further research and development efforts will be required to develop these technologies to the point where they can be incorporated into commercially viable or salable products. We cannot assure prospective investors that we will be able to accomplish planned development of our technologies in a timely manner. We may not succeed in developing commercially viable products from our technologies, which will severely limit our ability to generate revenues and continue as a viable business. This would negatively effect our stock price, should a market develop for our shares.

     WE MAY NOT BE ABLE TO DEVELOP A MARKET FOR OUR TECHNOLOGY, WHICH COULD CAUSE OUR BUSINESS TO FAIL.

     The demand and price for our technology and related products will be based upon the existence of markets for such technology and products and for products of other businesses that may use our technology. The extent to which we may gain a share of our intended markets will depend, in part, upon the cost effectiveness and performance of our technology and products when compared to alternative technologies, which may be conventional or heretofore unknown. If the technology or products of other companies provide more cost-effective alternatives or otherwise outperform our technology or products, the demand for our technology or products will be adversely affected. Our success will be dependent upon market acceptance of our technology and related products. Failure of our technology to achieve and maintain meaningful levels of market acceptance would materially and adversely affect our business, financial condition, results of operations and market penetration. This would likely cause our business to fail.

     WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS AND WE MAY INFRINGE THE PROPRIETARY RIGHTS OF OTHERS. OUR INABILITY TO PROTECT OUR RIGHTS COULD IMPAIR OUR BUSINESS AND CAUSE US TO INCUR SUBSTANTIAL EXPENSE TO ENFORCE OUR RIGHTS.

     Proprietary rights are critically important to us. We obtained rights to certain intellectual assets in various forms and stages of development from a group of individuals. To date, we have not been granted and do not hold any patents on technology on which we intend to focus our development efforts. Patent applications were made for certain proprietary technologies and the initial disclosure documentation has been prepared for all of the acquired technology. Those disclosure documents have not all resulted in patent applications and we cannot assure that any patent will be granted. We also will rely on unpatented trade secrets, confidentiality agreements and know- how to protect the various technologies. If our patent applications are denied or if we have insufficient resources, we will be forced to rely to a greater degree on trade secrets, confidentiality agreements and know-how and our ability to protect our intellectual property will be reduced to some degree.

     If we ultimately receive patents, we will seek to defend those patents and to protect our other proprietary rights. However, our actions may be inadequate to protect our patents and other proprietary rights from infringement by others, or to prevent others from claiming infringement of their patents and other proprietary rights. Policing unauthorized use of our technology is difficult and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

     FUTURE OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND CAUSE THE VALUE OF OUR STOCK TO BE VOLATILE, WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT IN OUR COMPANY TO DECLINE.

     Our future quarterly and annual operating results are likely to fluctuate significantly due to a variety of factors, many of which are outside our control. If operating results do not meet the expectations of investors and securities analysts, the trading price of our common stock, should a public trading market develop, could significantly decline, which may cause the value of an investment in our company to decline. Some of the factors that could affect our quarterly or annual operating results or impact the market price of our common stock include:

     * given the nature of the markets in which we participate, we may not be able to reliably predict future revenue and profitability;

     * our ability to develop, market and support our current technology and any new products that may supplement or enhance our products we may develop;

     * our ability to retain key management, technical, sales and marketing personnel; and

     * our ability to obtain sufficient raw materials and supplies to develop and or market our technologies.

     Due to these and other factors, quarterly and annual revenues, expenses and results of operations could vary significantly and period-to-period comparisons should not be relied upon as indications of future performance. These fluctuations could cause the value of our stock to be volatile.

     WE ARE HEAVILY DEPENDENT ON OUR EXECUTIVE OFFICERS AND THEIR LOSS COULD SEVERELY DAMAGE OUR BUSINESS.

     Our future success depends on the continued contributions of our executive officers, particularly Todd B. Crosland, our President and Chief Financial Officer. Mr. Crosland is central to our development and growth and he has been chiefly responsible for developing all of our relationships with our other executives, directors, employees and external entities. We currently do not have keyman life insurance on any of our executives. Even if we continue to rely on employees for various engineering, design and other specialized services, we will need to recruit and retain additional personnel, including technical advisors and management, and develop additional management expertise. Our inability to acquire such services or to develop such expertise could have a material adverse effect on our operations.

     Our officers, directors and affiliates may be subject to potential conflicts of interest. Certain officers and directors will be subject to competing demands for their time and resources as they divide their attention and resources between our business and their other business and investment interests. There can be no assurance that any of the foregoing or other conflicts of interest will be resolved in favor of our stockholders or us. We have adopted no policies respecting the resolution of actual or potential conflicts of interest.

     MANAGEMENT WILL DEVOTE ONLY MINIMAL TIME OUR BUSINESS.

     Presently, our three directors have other full time obligations and will devote only such time to the business or our company as necessary to maintain our viability. Thus, because of their other time commitments, management anticipates that they will devote only a minimal amount of time to our company, at least until such time as business warrants devoting more time.

RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

     EFFECTIVE VOTING CONTROL WILL BE HELD BY DIRECTORS WHO WILL HAVE THE ABILITY TO CONTROL FUTURE ELECTION OF DIRECTORS AND THE AFFAIRS OF OUR COMPANY.

     Presently, Electronic Game Card owns 100% of our common stock. If we successfully complete the proposed spin-off of those shares to the shareholders of Electronic Game Card, we expect that our current directors will own in the aggregate approximately 81.7% of our outstanding voting securities. No other single shareholder will own in excess of 10%. Accordingly, the current directors will have the ability to elect all of our directors, who in turn elect all executive officers, and to control our business and other affairs without regard to the votes of other shareholders.

     NO MARKET FOR OUR COMMON STOCK.

     We anticipate that following the spin-off of our shares to the Electronic Game Card shareholders we will apply for listing of our common stock on the OTC Bulletin Board. However, there is currently no market for our shares and there can be no assurance that any such market will ever develop or be maintained. Any trading market that may develop in the future will most likely be very volatile, and numerous factors beyond our control may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement may we apply to have our securities quoted on the OTC Bulletin Board. In the event that we lose this status as a "reporting issuer," any future quotation of our shares on the OTC Bulletin Board may be jeopardized.

     ELECTRONIC GAME CARD STOCKHOLDERS MAY WANT TO SELL THEIR SCIENTIFIC ENERGY SHARES AFTER THEY ARE RECEIVED IN THE SPIN-OFF AND THIS COULD ADVERSELY AFFECT THE MARKET FOR OUR SECURITIES.

     Electronic Game Card will distribute 1,125,220 shares of our common stock to its stockholders in the spin-off distribution. Because Electronic Game Card has decided to divest itself of its ownership of our shares, the stockholders of Electronic Game Card may not be interested in retaining their investment in our shares. Because Electronic Game Card stockholders will receive registered shares in the spin-off, they will generally be free to resell their Scientific Energy shares immediately upon receipt, given a market for our shares develops. If any number of Electronic Game Card shareholders offer their shares of Scientific Energy for sale, the market for our securities could be adversely affected.

     THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN OUR COMMON STOCK, MAKING THE MARKET FOR OUR COMMON STOCK LESS LIQUID WHICH COULD HAVE A NEGATIVE EFFECT ON THE PRICE OF OUR STOCK .

     In the event our anticipated spin-off of shares is successful and we are ultimately accepted for trading in the over-the-counter market, trading of our common stock may be subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading will be subject to additional sales practice requirements on broker-dealers. These may require a broker-dealer to:

     *    make a special suitability determination for purchasers of our shares;

     * receive the purchaser's written consent to the transaction prior to the purchase; and

     * deliver to a prospective purchaser of our shares prior to the first transaction, a risk disclosure document relating to the penny stock market.

     Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

     WE HAVE NEVER PAID A DIVIDEND AND DO NOT INTEND TO DO SO IN THE IMMEDIATE FUTURE.

     We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements may impose.

FORWARD LOOKING AND CAUTIONARY STATEMENTS

     This prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis or Plan of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties. These factors may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will" "should," "expects," "intends," "plans," anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.

     You should be aware that a variety of factors could cause actual results to differ materially from the anticipated results or other matters expressed in forward-looking statements. These risks and uncertainties, many of which are beyond our control, include:

     *    Our ability to create a workable, commercially viable product;
     * Our ability to protect what we perceive to be our intellectual property assets;
     * Our ability to attract and retain certain retail and business customers;
     * The anticipated benefits and risks associated with our business strategy;
     * Volatility of the stock market, particularly within the technology sector;
     *    Our future operating ability and the future value of our common stock;
     * The anticipated size or trends of the market segments in which we compete and the anticipated competition in those markets;
     *    Potential government regulation;
     *    Our future capital  requirements and our ability to satisfy our needs;
          and
     *    general economic conditions.

     You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the risk factors section and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

     Neither we nor any other person assumes responsibility for the accurateness or the completeness of the forward looking statements. We are under no duty to update any of the forward- looking statements after the date of this report to conform such statements to actual results or to changes in our expectations.

                                 USE OF PROCEEDS

     We will receive no proceeds from the distribution of our shares from the spin-off.

                                    DILUTION

         As of March 31, 2004, Scientific Energy had outstanding 20 million shares of its $0.01 par value common stock (1,125,220 as adjusted for reverse stock split), with an unaudited net book value as reflected on the Scientific Energy balance sheet at March 31, 2004 of $38,947, or $0.03 per share. Net book value per share represents the amount of our total assets less liabilities, divided by the number of shares of our common stock outstanding. The spin-off transaction represents a distribution of shares that are already outstanding and will have no effect on the net tangible book value of Scientific Energy.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of March 31, 2004 on an actual basis. You should read this table together with the financial statements and accompanying notes that we include later in this prospectus.

                                                                                                 March 31, 2004
                                                                                                  (Unaudited)
         Stockholders' equity (deficit)
              Common stock: 20,000,000 shares authorized of $0.01 par value,
              20,000,000 shares issued and outstanding..............................                 200,000
         Paid-in capital............................................................                 591,816
         Deficit accumulated during development state...............................                (752,869)
              Total stockholders' equity ...........................................            $     38,947
              Total capitalization..................................................            $     50,040
                                                                                                 ===========

                             DETERMINATION OF PRICE

     The distribution described in this prospectus is a spin-off dividend distribution of Scientific Energy common stock owned by Electronic Game Card. Prior to the distribution date, we will effect a reverse stock split of our common stock to reduce the number of shares outstanding to 1,125,220. Electronic Game Card will then distribute the 1,125,220 shares that it owns to its shareholders within thirty days after the date of the prospectus. No new shares are being sold in this distribution and no offering price has been established for our common stock. Upon completion of the distribution, we will apply to have our shares quoted on the OTC Bulletin Board. We can provide no assurances of the price at which our shares will trade if a market for does develop, nor can we provide any assurances that a market will develop.

     For purposes of calculating the registration fee for the Scientific Energy common stock included in this prospectus, we have used an estimated price of $0.10 per share. This is an arbitrary price and we can offer no assurances that the $0.10 price bears any relation to value of the shares as of the date of this prospectus.

                   CERTAIN MARKET INFORMATION AND MARKET RISKS

     There is not presently, nor has there ever been, a public trading market for our common stock. It is anticipated that following the proposed spin-off of our shares by Electronic Game Care, we will make an application to the NASD to have our shares quoted on the OTC Bulletin Board. Our application to the NASD will consist of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Securities Exchange Act of 1934.

     Inclusion on the OTC Bulletin Board permits price quotations for our shares to be published by that service. Although we intend to submit an application to the OTC Bulletin Board subsequent to the filing of this registration statement, we do not anticipate our shares to immediately be traded in the public market. Also, secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following the spin-off or at any other time in the future or, that if such a market does develop, that it can be sustained.

     Without an active public trading market, you may not be able to liquidate the shares you received in the spin-off. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our securities, may have a significant impact on the market price of our common stock.

     The ability of individual shareholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

     It is unlikely that our securities will be listed on any national or regional exchange or on The Nasdaq Stock Market. Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

     The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The Nasdaq Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), are subject to additional sales practice requirements.

     For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of shareholders to sell their shares. These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

     As of the date hereof, there is one holder of our common stock, Electronic Game Card. According to the shareholder list of November 19, 2003, the date of record for shareholders of Electronic Game Card to receive shares of our common stock in the spin-off, following the distribution of our shares there will be approximately 280 holders of record of our common stock. This number does not take into consideration shareholders whose shares are held by broker-dealers, financial institutions or nominees.

DIVIDEND POLICY

     We have never declared or paid cash dividends or made distributions in the past and do not anticipate paying cash dividends or making distributions in the foreseeable future. We currently intend to retain and invest future earnings to finance operations.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     THE FOLLOWING DISCUSSION REGARDING OUR FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

     We are considered a development stage company with minimal assets or capital and with no current revenues. It is anticipated that we will require only nominal capital to maintain our corporate viability and necessary funds will most likely be provided by our officers and directors in the immediate future. However, unless we are able to facilitate an adequate financing in the near future to advance our business plan, there is substantial doubt about our ability to continue as a going concern.

     In the opinion of management, inflation has not and will not have a material effect on our operations until such time as we successfully complete development of our technologies and resulting products. At that time, management will evaluate the possible effects of inflation on our business and operations.

PLAN OF OPERATION

     We have entered into a licensing agreement with Grandway USA, Inc. whereby Grandway will assume the development of our patents and technology. Under terms of the agreement, Grandway will use its best efforts to complete the development of our technologies. If Grandway is successful in developing our technologies, it will use its advertising, marketing and distribution networks to bring our technologies and products to the market. We will be entitled to a licensing fee of 15% of total sales generated from the sale of our technologies or products derived therefrom by Grandway.

     We do not anticipate incurring any marketing or advertising expenses until a commercially viable product has been produced through our agreement with Grandway. We presently intend to focus on building workable prototypes that can be tested and verified by independent third parties in two of the general fields in which we own technology, the energy efficient pump and the energy generation, long-life battery. The initial target market for the energy generation technologies will be the energy cell requirements of portable laptop computers. The energy conservation mechanism technologies will be marketed towards products and mechanisms that employ pumps, such as oil pumps, water pumps and compressors.

     Presently, we do not anticipate any significant expenditures on equipment or physical facilities during 2004. Most of our expenditures will be related to the research and development of our technology. We anticipate that we could spend up to $50,000 during 2004 for research and development. Management estimates that our general and administrative expenses for 2004 will be approximately $50,000. We to develop independently testable prototypes that may lead to licensing our technology or establishing marketing agreements. We do not presently anticipate becoming a manufacturer of products developed from our technology.

     LINE OF CREDIT

     On January 1, 2004, our President, Todd B. Crosland, provided to us an unsecured line of credit for up to $250,000. The credit line carries interest at the prevailing prime rate. As of the date hereof, we owe $5,000 against this line of credit.

NET OPERATING LOSS

     We have accumulated approximately $749,000 of net operating loss carryforwards as of December 31, 2003, which may be offset against taxable income and income taxes in future years. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carry-forwards expire in the year 2023. In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carryforwards which can be used. No tax benefit has been reported in the financial statements for the year ended December 31, 2003 because there is a 50% or greater chance that the carryforward will not be used. Accordingly, the potential tax benefit of the loss carryforward is offset by a valuation allowance of the same amount.

     RECENT ACCOUNTING PRONOUNCEMENTS

     On August 16, 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (SFAS) SFAS No. 143, Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. It requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing an accrued retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. Although management has not completed the process of determining the effect of this new accounting pronouncement, it currently expects that the effect of SFAS No. 143 on the consolidated financial statements, when it becomes effective, will not be significant.

     In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Although SFAS 144 supersedes SFAS 121, it retains many of the fundamental provisions of SFAS 121. SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting-the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of, by sale, abandonment, or in a distribution to owners, or is classified as held for sale. SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management believes the adoption of SFAS 144 will not have a significant effect on our consolidated financial statements.

     In April 2002, the FASB issued Statement No. 145 "Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). SFAS 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary Items as previously required under Statement of Financial Accounting Standards No. 4 (SFAS 4). Extraordinary treatment will be required for certain extinguishments as provided in APB Opinion No. 30. SFAS 145 also amends Statement of Financial Accounting Standards No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS 145 is effective for financial statements issued after May 15, 2002, and with respect to the impact of the reporting requirements of changes made to SFAS 4 for fiscal years beginning after May 15, 2002. The adoption of the applicable provisions of SFAS 145 did not have an effect on our financial statements.

     In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a disposal activity covered by SFAS 144. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. Management is currently reviewing SFAS 146.

     In October 2002, the FASB issued Statement No. 147 "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9" (SFAS 147). SFAS 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires  that those  transactions  be  accounted  for in  accordance  with FASB
Statements No. 141, BUSINESS COMBINATIONS, and No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. SFAS 147 is effective October 1, 2002. Management does not expect that the adoption of SFAS 147 will have a material effect on our consolidated financial statements.

      In  December  2002,  the  FASB  issued  SFAS  No.  148,   "Accounting  for
Stock-Based Compensation -- Transition and Disclosure"(SFAS 148"). SFAS 148 amends SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Management is currently evaluating the effect that the adoption of SFAS 148 will have on our results of operations and financial condition.

     In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), CONSOLIDATION OF VARIABLE INTEREST ENTITIES, which addresses the consolidation of business enterprises (variable interest entities), to which the usual condition of consolidation, a controlling financial interest, does not apply. FIN 46 requires an entity to assess its business relationships to determine if they are variable interest entities. As defined in FIN 46, variable interests are contractual, ownership or other interests in an entity that change with changes in the entity's net asset value. Variable interests in an entity may arise from financial instruments, service contracts, guarantees, leases or other arrangements with the variable interest entity. An entity that will absorb a majority of the variable interest entity's expected losses or expected residual returns, as defined in FIN 46, is considered the primary beneficiary of the variable interest entity. The primary beneficiary must include the variable interest entity's assets, liabilities and results of operations in its consolidated financial statements. FIN 46 is immediately effective for all variable interest entities created after January 31, 2003. For variable interest entities created prior to this date, the provisions of FIN 46 were originally required to be applied no later than our first quarter of Fiscal 2004. On October 8, 2003, the FASB issued FASB Staff Position (FSP) FIN 46-6, EFFECTIVE DATE OF FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES. The FSP provides a limited deferral (until the end of our second quarter of 2004) of the effective date of FIN 46 for certain interests of a public entity in a variable interest entity or a potential variable interest entity. We will continue to evaluate FIN 46, but due to the complex nature of the analysis required by FIN 46, we have not determined the impact on our consolidated results of operations or financial position.

     In April 2003, the FASB issued SFAS No. 149, AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. We adopted this standard for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our consolidated results of operations or financial position.

     In May 2003, the FASB issued SFAS No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY. This Statement requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. We adopted this standard for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 did not have a material impact on our consolidated results of operations or financial position.

                                    BUSINESS

BUSINESS DEVELOPMENT

     HISTORY

     Scientific Energy was incorporated under the laws of the State of Utah on May 30, 2001, for the specific purpose of entering into an agreement and plan of reorganization dated June 6, 2001 with Quazon, Corp, a Nevada corporation. Upon inception, we issued 20 million shares of our common stock to two persons, Todd
B. Crosland (8 million shares) and Hans Roes (12 million shares), in exchange for certain technology. Under the terms of the agreement, Messrs. Crosland and Roes exchanged their 20 million shares of Scientific Energy common stock for 20 million shares of Quazon common stock. Contemporaneous with the acquisition and under separate agreements, Messrs. Crosland and Roes, together with certain other associated investors, purchased an aggregate of 3,058,820 shares of Quazon common stock from existing Quazon shareholders. As a result of the transaction, we became the wholly owned subsidiary of Quazon. In July 2001, Quazon changed its corporate name to Scientific Energy, Inc., which entity will be referred to herein as Scientific Energy (NV).

     Prior to the transaction with Quazon, we acquired various intellectual property assets in various forms and stages of development from a group of individuals, Otis H. Sanders, Daryl Conley, David Sanders, Paul Thomas, and their company, American Eagle Research. We also acquired any and all inventions, any United States disclosure documents, patent applications and patents created or owned by the aforementioned group of individuals and their company. In consideration for the property and other assets, we entered into royalty and employment agreements with the individuals.

     The  technology  acquired   encompassed,   but  was  not  limited  to,  the
intellectual property related to the following:

     1.   Electroluminescence Power Cell (for Lap-Top Computer)
     2.   Solenoid Pump
     3.   Solar Powered Fishing Tackle Box
     4.   Flasher Beacon
     5.   Electroluminescence Power Cell (for Portable T.V.)
     6.   Rapid-Hot Water Heater (120 volt)
     7.   Rapid-Hot Water Heater (12 volt)
     8.   Hydraulic Solenoid Solar-Powered Pump
     9.   Solar Powered Camping Lights
     10.  Solar Powered Survival Lantern With ELT
     11.  Solar Powered Lantern With Flashing Strobe
     12.  Solar Powered Barricade Light
     13.  Turbine Generator
     14.  Hydrogen Powered Generator System
     15.  Speedy Sputter with Solenoid Drive
     16.  Solenoid Pump for Diesel Motors
     17.  Flexible Socket Extension
     18.  Spring Loaded Magnetic Socket-wrench

     The intellectual properties acquired regarding the respective technologies only encompass those technologies or parts of the technologies created by the aforementioned individuals and their company. The acquired technology may encompass trade secrets, disclosure documents, patent applications (for design or process) or patents (for design or process). We have no assurance that all or any part of the technologies we have acquired are unique, or if any facet of the respective technologies or all or any part of the technologies themselves can be protected if challenged, or that any patents will be issued with respect thereto.

     During 2002, we terminated our royalty and employment agreements with the aforementioned individuals and ceased all research and development efforts regarding this technology.

     On November 19, 2003, our parent, Scientific Energy (NV), entered into a share exchange agreement with Electronic Game Card, Inc., a Delaware corporation having a principal place of business in New York City, New York. In anticipation of the share exchange, Scientific Energy (NV) effected a reverse stock split of its issued and outstanding shares of common stock on a one share for 100 shares basis, effective November 18, 2003. As a condition of the reverse split, all fractional shares resulting from the split were rounded up to the next whole share, with the provision that no individual shareholder's holdings would be reduced below 100 shares as a result of the split.

     Under the terms of the agreement, Scientific Energy (NV) issued a majority of its common shares to the shareholders of Electronic Game Card, Inc., which became a wholly owned operating subsidiary of Scientific Energy (NV) and the Delaware entity changed its name to Electronic Game Card Marketing, Inc. It is the intent of Scientific Energy (NV) that Electronic Game Card Marketing will, for the immediate future, conduct most of its business activities through its British subsidiary Electronic Game Card, Ltd. As a further term of the exchange agreement, John Bentley, Lee Cole and Linden Boyne were elected as new directors of Scientific Energy (NV), which changed its corporate name to Electronic Game Card, Inc.

     We are filling the registration statement, of which this prospectus is a part, in order to facilitate the distribution (spin-off) of the 100% interest in our common stock to the shareholders of our parent company, Scientific Energy
(NV), hereinafter referred to as Electronic Game Card. Presently, 20 million shares, or 100% of our common stock is owned by Electronic Game Card. Prior to the distribution date, we will effect a reverse stock split of our common stock to reduce the number of shares outstanding to 1,125,220. Under the terms of the proposed spin-off, each shareholder of Electronic Game Card immediately prior to the closing of the exchange agreement on November 19, 2003, will be entitled to receive one share of Scientific Energy common stock for each share of Electronic Game Card owned. Prior to the closing of the exchange agreement, there were approximately 1,125,220 shares of Electronic Game Card common stock outstanding. Accordingly, following the spin-off, there will be 1,125,220 shares of Scientific Energy common stock outstanding.

     Following the effectiveness of this registration statement, we will become a reporting company under the Securities Exchange Act of 1934, as amended. This will make information concerning our company more readily available to the public. We expect to conclude the spin-off immediately following the effectiveness of this registration statement.

     As a result of filing this registration statement, we are obligated to file with the SEC certain interim and periodic reports including an annual report containing audited financial statements. We anticipate that we will continue to file such reports, notwithstanding the fact that, in the future, we may not otherwise be required to file such reports based on the criteria set forth under
Section 12(g) of the Exchange Act.

     Our principal executive offices are located at 630 North 400 West Salt Lake City, Utah 84103 and our telephone number is (801) 359-2410.

     CURRENT BUSINESS ACTIVITIES

     In November of 2003, we entered into a licensing agreement with Grandway USA, Inc. Under terms of the licensing agreement, Grandway will assume the development of Scientific Energy patents and technology. In addition, if and when Grandway is able to manufacture and perfect the technologies covered by the licensing agreement, Grandway will use its marketing network to bring Scientific Energy technologies to market. Scientific Energy will receive a royalty fee of 15% in connection with any sales of products developed from Scientific Energy technologies.

     We have not begun any marketing or advertising efforts to date, nor do we anticipate incurring marketing or advertising expenses until a commercially viable product has been produced. If we are able to create a workable product, we will focus our marketing efforts on the then currently available market opportunities.

     We presently intend to focus on building workable prototypes that can be tested and verified by independent third parties in two of the general fields in which we own technology. The energy conservation mechanism (the energy efficient pump field) and the energy generation, long-life battery field are the two areas in which we intend to expend our greatest resources and efforts. We believe that existing consumer applications requiring portable energy sources provide sufficient potential demand for our envisioned products to justify the significant research and development expenditure. We envision our initial target market for the energy generation technologies will be the energy cell requirements of portable laptop computers. The energy conservation mechanism technologies will be marketed towards products and mechanisms that employ pumps, such as oil pumps, water pumps and compressors.

     Management is aware that the markets we wish to penetrate are dominated by significantly larger companies with substantially greater resources, financial and otherwise. It is our intent to develop independently testable prototypes that may lead to licensing our technology or establishing marketing agreements. We do not presently anticipate becoming a manufacturer of products developed from our technology.

RESEARCH AND DEVELOPMENT

     We have committed the vast majority of our current efforts and resources to the research and development effort regarding our technologies. New research and development activities will be carried out by our licensing partner, Grandway USA. During fiscal years 2003 and 2002, we have expended $138 and $13,116, respectively, on research and development. We anticipate that these expenditures will increase significantly in 2004.

PRODUCTS, MARKETS AND DISTRIBUTION OF PRODUCTS

     Management's current plan is to use the marketing efforts of Grandway to provide us with distribution channels for our products and assist us in design, development and manufacture of new products. We believe, if sufficiently developed and tested, our proprietary technology makes us an attractive partner for companies currently in the business of developing and selling, batteries, other energy cell technology or energy conservation mechanisms. If our licensing partner, Grandway, is able to develop workable prototypes for our technologies, we believe there is considerable potential for marketing and distribution.

COMPETITION WITHIN OUR PROPOSED INDUSTRY

     Those companies that we will be dependent on to bring our concepts and technologies to market will likely be the same companies that will be our primary competitors. The markets for the products we intend to develop are highly competitive. For example, the energy generation devices we intend to develop will compete directly with large firms that make batteries such as, Duracell, Energizer and Rayovac. These companies have a dominant position in the battery market and have financial and other resources that far outweigh ours. These dominant companies have advantages in negotiating with retailers and have greater appeal to end-use consumers because of their products and brand-names. We will also compete with many lesser known products and companies that will have significantly greater resources than ours. The technology that we intend to develop regarding energy conservation mechanisms, specifically various pump technologies, will face similar barriers to entry into the marketplace and will not have any advantages as far as development, competition, or marketability over other energy generation devices. Marketing of our prospective products will be focused around performance of the products, pricing, promotion and distribution strategies. We will have no competitive advantage in any of these fields and we may never achieve a necessary product development or brand-name status to enable us to effectively compete or render marketable or economically viable products.

     Those fields in which we intend to compete are also highly regulated by government rules and regulations. Development and testing of our products could be regulated by environmental laws, of which we are not presently aware. Larger, more established companies are better able to deal with and incur the costs associated with remaining in compliance with those rules and regulations. The business strategy that we have determined to be the most viable is for us to develop a workable prototype from any of our current projects and then, at that point, seek a merger partner or be acquired by a company that has similar existing products. It is possible that partner or prospective acquiring company we hope to fulfill this strategy may not exist and, if it does exist, it may not be interested in our technologies. There is no assurance that in the event we are able to develop marketable products, that a larger, more established company will not just use our technology without our consent. We have no assurance that we will be able to protect our intellectual properties. We rely exclusively on laws regarding trade secrets, confidentiality agreements and other such protections for our intellectual properties.

EMPLOYEES

     During 2002, we terminated employment agreements and royalty agreements with all four of our research and development employees. The employees were the sole researchers and developers of our various technologies and we had been dependent on their technical expertise and know-how.

     As of the date hereof, we do not have any employees and has no plans for retaining employees until such time as business warrants the expense. Future development of our technology will be the responsibility of our licensing partner, Grandway.

FACILITIES

     All of our business activities are presently being conducted by corporate officers from their personal business offices. Currently, there are no outstanding debts owed for the use of these facilities and there are no commitments for future use of the facilities. Although we have no written agreement and currently pay no rent for the use of our facilities, it is contemplated that at such future time as business warrants, we will secure commercial office space from which to conduct business. We have no current plans to secure such commercial office space.

LEGAL PROCEEDINGS

     There are presently no material pending legal proceedings to which we are a party or to which any of our property is subject and, to the best of our knowledge, no such actions against us are contemplated or threatened.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

                   NAME                              AGE                       POSITION
                   ----                              ---                       --------
         Todd B. Crosland                             43             President, CFO and Director
         Jana Meyer                                   53             Secretary/Treasurer and Director
         Mark Clawson                                 36             Director

---------------------------

     All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We have not compensated directors for service on the board of directors or any committee thereof, but directors are entitled to be reimbursed for expenses incurred for attendance at meetings of the board and any committee of the board. However, due to our lack of funds, the directors will defer their expenses and any compensation until such time as we business warrants such expenses. As of the date hereof, no director has accrued any expenses or compensation. Officers are appointed annually by the board and each executive officer serves at the discretion of the board. We do not have any standing committees.

     No director, officer, affiliate or promoter of Scientific Energy has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment, or decree involving the violation of any state or federal securities laws.

     All of our present directors have other full-time employment or sources of income and will routinely devote only such time to our business as necessary. It is estimated that each director will devote less than ten hours per month to our business activities.

     Currently, there is no arrangement, agreement or understanding between management and non-management shareholders under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs. Present management openly accepts and appreciates any input or suggestions from shareholders. However, the board is elected by the shareholders and the shareholders have the ultimate say in who represents them on the board. There are no agreements or understandings for any officer or director to resign at the request of another person and none of the current offers or directors are acting on behalf of, or will act at the direction of any other person.

     The business experience of each of the persons listed above during the past five years is as follows:

     TODD B. CROSLAND is a co-founder of our company and has served as a director, Chairman of the Board, Chief Executive Officer and President since inception in May 2001. Previously, Mr. Crosland was co-founder and Executive Vice-President of Operations, Vice President of Finance, and a director of Surgical Technologies, Inc., a manufacturer and marketer of pre-packaged sterile surgical products from 1989 through 1996. Since 1996, Mr. Crosland has been Chairman of the Board and President of Rex Industries, Inc., a specialty metals fabrication business acquired from Surgical Technologies, and of TBC, LC, a real estate investment company since 1992. Mr. Crosland holds a B.A. degree in business finance from the University of Utah.

     JANA MEYER has served as Secretary/Treasurer and a director of Scientific Energy since its reorganization in 2001. Previously, Mrs. Meyer was Secretary of Surgical Technologies, Inc., a manufacturer and marketer of pre- packaged sterile surgical products from 1989 through 1995. Mrs. Meyer is also currently an executive employee and controller of Rex Industries, Inc. and has been since 1996.

     MARK CLAWSON became a director of Scientific Energy in 2001. Since June 1999, Mr. Clawson has been Chairman and President of Rubicon Venture Partners, Inc., a holding company with investments in the equipment rental industry. From October 1994 to February 1999, Mr. Clawson was a corporate and securities attorney with Wilson, Sonsini, Goodrich & Rosati, in Palo Alto, California. Mr. Clawson received a B.A. degree in English from Brigham Young University, a J.D. degree from Duke University, and M.A. and Ph.D. in legal History from Stanford University. Todd Crosland and Mark Clawson are brothers-in-law.

DIRECTOR COMPENSATION

     Presently, we do not provide monetary compensation to directors for serving on our board of directors. We do not have a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. We have not paid any salaries or other compensation to our officers, directors or employees for the years ended December 31, 2003 and 2002. However, during the year ended December 31, 2002, our parent company issued 13,200,000 (132,000 post-split) shares of common stock to officers and directors in exchange for services and conversion of debt valued at $210,000. Our by-laws authorize the board of directors to fix the compensation of directors, to establish a set salary for each director and to reimburse the director's expenses for attending each meeting of the board. As of the date hereof, no salaries or other compensation have been paid to any member of the board, individually or as a group.

     Also, we do not have employment agreements with any of our officers, directors or any other persons and no such agreements are anticipated in the immediate future. It is intended that directors will defer any compensation until such time as business conditions warrant such expenses. As of the date hereof, no person has accrued any compensation.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

     As permitted by the provisions of Utah law, we have the power to indemnify an individual made a party to a proceeding because they are or were a director of our company, against liability incurred in the proceeding, provided such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. We must indemnify a director or officer who is successful, on the merits of otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director or officer of our company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. Our Articles of Incorporation empower the board of directors to indemnify our officers, directors, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

     We may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent of ours who is a party to a proceeding in advance of final disposition of the proceeding, PROVIDED the individual furnishes us with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest, and undertake to repay the advance if it is ultimately determined that they did not meet such standard of conduct.

     Also pursuant to Utah law, a corporation may set forth in its articles of incorporation, by-laws or by resolution, a provision eliminating or limiting in certain circumstances, liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take action as a director. This provision does not eliminate or limit the liability of a director

     (i) for the amount of a financial benefit received by a director to which they are not entitled;
     (ii) an intentional infliction of harm on the corporation or its shareholders;
     (iii)for liability for a violation relating to the distributions made in violation of Utah law; and
     (iv) an intentional violation of criminal law.

     Our by-laws provide for such indemnification. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Utah law also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents. We currently do not maintain directors' and officers' insurance.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Presently, 100% of our common stock is owned by our parent company, Electronic Game Card. Based on the proposed spin-off of our shares by Electronic Game Card, each shareholder of Electronic Game Card immediately prior to the closing of the exchange agreement on November 19, 2003, will be entitled to receive one share of Scientific Energy common stock for each share of Electronic Game Card owned. Accordingly, following the spin- off, we will have approximately 1,125,220 shares of common stock outstanding. The following table sets forth information, to the best of our knowledge, with respect to each person known by us that will own beneficially more than 5% of the outstanding common stock following completion of the proposed spin-off, as well as each director and all directors and officers as a group.

NAME AND ADDRESS                                       AMOUNT AND NATURE OF                 PERCENT
OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP                OF CLASS(1)
--------------------                                    --------------------                -----------
Todd Crosland *                                                 855,095                      76.0 %
  630 North 400 West
  Salt Lake City, Utah 84103
Jana Meyer *                                                     40,200                       3.6 %
  630 North 400 West
  Salt Lake City, Utah 84103
Mark Clawson *                                                   24,000                       2.1 %
  630 North 400 West
  Salt Lake City, Utah 84103
David Rumbold                                                    65,648                       5.8 %
  1200 West Olive
  Wyoming, IL 61491
All directors and officers                                      919,295                      81.7 %
  a group (3 persons)

      *  Director and/or executive officer

     Note: Unless otherwise indicated in the footnotes below, we have been advised that each person above will have sole voting power over the shares indicated above.

     (1) Based upon 1,125,220 shares of common stock to be outstanding following the spin-off.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     We have not had any material transactions during the past two fiscal years with any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family except as set forth below.

     On August 15, 2001, Todd B. Crosland, our President, extended to us an unsecured line of credit for up to $350,000. The credit line carries interest at the existing prime rate. As of December 31, 2003 and 2002 the Company owed $1,090 and $22,037, respectively, against this line of credit and is reported along with accrued interest in the accompanying financial statements as a Note Payable Shareholder. On December 5, 2003, $31,344 of the note was converted into 552,000 shares of Electronic Game Card common in connection with the share exchange agreement.

     On January 1, 2004, Mr. Crosland, provided to us a new unsecured line of credit for up to $250,000. The credit line carries interest at the prevailing prime rate. As of the date hereof, we owe $5,000 against this line of credit.

                           DESCRIPTION OF COMMON STOCK

COMMON STOCK

     We are authorized to issue 20 million shares of common stock, par value $0.01 per share, of which 20 million shares are issued and outstanding as of the date hereof, all of which are owned by our parent, Electronic Game Card. Prior to the distribution date, we will effect a reverse split of our outstanding common stock in order to reduce the outstanding shares to 1,125,220.

     All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to

     (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
     (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors out of funds legally available therefor; and
     (iii)to participate pro rata in any distribution of assets available for distribution upon liquidation.

 Shareholders have no preemptive rights to acquire additional shares of common stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights. All outstanding shares of common stock are fully paid and non-assessable.

AMENDMENT OF ARTICLES OF INCORPORATION

     Any amendment to our articles of incorporation must first be approved by a majority of the board of directors and, thereafter, by a majority of the total votes eligible to be cast by holders of our voting stock with respect to such amendment. Approval by shareholders may be by written consent in lieu of shareholders' meeting.

BY-LAW PROVISIONS

     Our By-Laws provide that a special meeting of stockholders may be called by the board of directors or by holders of a majority of our outstanding shares. Further, only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, our By-Laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stock holder wishes to make at an annual meeting of stockholders.

TRANSFER AGENT

     We are presently acting as our own transfer agent. It is anticipated that in connection with and following the proposed spin-off of our shares, we will engage as our transfer agent Interstate Transfer Company, 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121, telephone number (801) 281-9746.

                                  THE SPIN-OFF

INTRODUCTION

     In connection with the share exchange agreement entered into by our parent company in November 2003, it was agreed that 100% of the shares of our company owned by our parent, Electronic Game Card, would be distributed to those stockholders of record of Electronic Game Card immediately preceding the closing of the agreement on November 19, 2002. Accordingly, Electronic Game Card will distribute to its stockholders of record an aggregate of 1,125,220 shares of Scientific Energy common stock on the basis of one share of our common stock for each share of Electronic Game Card common stock owned, adjusted for the reverse stock split effected on November 18, 2003. As of the record date, Electronic Game Card had approximately 262 stockholders, which will be the same number of stockholders we will have following the spin-off.

PLAN OF DISTRIBUTION

     This prospectus describes the spin-off distribution of the 1,125,220 shares of Scientific Energy common stock currently owned by Electronic Game Card. We currently anticipate that the distribution will be effected near the effective date of the registration statement, of which this prospectus is a part. We are currently a wholly-owned subsidiary of Electronic Game Card. As a result of the distribution, 100% of the outstanding Scientific Energy shares will be distributed to Electronic Game Card stockholders of record on November 19, 2003. Immediately following the distribution, Electronic Game Card and its subsidiaries will not own any Scientific Shares and we will be an independent, public company.

     Within 30 days following the effectiveness of our registration statement, Electronic Game Card will deliver 1,125,220 shares of Scientific Energy common stock to Fidelity Transfer Co., the distribution agent. Fidelity will then distribute share certificates to Electronic Game Card stockholders, together with a copy of this prospectus, within thirty days thereafter.

REASONS FOR THE DISTRIBUTION

     The board of directors and management of Electronic Game Card believe that the spin-off is in the best interests of Electronic Game Card, Scientific Energy and Electronic Game Card stockholders. Electronic Game Card believes that the spin-off will enhance value for its stockholders and give Scientific Energy the financial and operational flexibility to take advantage of potential growth opportunities as an independent, public company.

     Our management believes that the spin-off will enhance our ability to focus on strategic initiatives, prospective funding for development of our technologies, and future business opportunities. In addition, as an independent entity, our management will be able to focus solely on the operation of Scientific Energy and will provide us with greater access to capital by allowing the financial community to focus solely on us, and allow the investment community to measure our performance relative to our peers. Further, because our business is distinctly different from that of Electronic Game Card and its newly acquired subsidiaries, becoming separate entities will enhance the business prospects of each respective company and which will ultimately result in a benefit to the stockholders.

RESULTS OF THE DISTRIBUTION

     After the spin-off, we will be a separate, independent public company continuing the development of our technologies. Immediately after the spin-off, we expect to have approximately 262 holders of record of Scientific Energy shares, and 1,125,220 Scientific Energy shares outstanding, regardless of the number of stockholders of record and outstanding Electronic Game Card shares subsequent to the record date for the spin-off. The spin-off will not affect the number of outstanding Electronic Game Card shares or any rights of its stockholders.

     LISTING AND TRADING OF THE SCIENTIFIC ENERGY SHARES

     There is currently no public market for our shares. Upon completion of this distribution, our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. We will attempt to have one or more broker-dealers agree to serve as market makers and quote our shares on the OTC Bulletin Board. However, we have no present arrangement or agreement with any broker-dealer to serve as market maker for our common shares, and we can offer no assurances that any market for our common shares will develop. Even if a market develops for our shares, we can offer no assurances that the market will be active, or that it will afford our shareholders an avenue for selling their shares. Many factors will influence the market price of our common shares, including the depth and liquidity of the market which develops, investor perception of our business, general market conditions, and our growth prospects.

     Neither Scientific Energy or Electronic Game Card makes any recommendations on the purchase, retention or sale of Electronic Game Card shares or Scientific Energy shares. You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. If you do decide to purchase or sell any Electronic Game Card or Scientific Energy shares, you should make certain your stockbroker, bank or other nominee understands whether you want to purchase or sell Electronic Game Card shares or Scientific Energy shares, or both.

     Although there is not currently a public market for Scientific Energy shares, we anticipate that our shares will eventually trade on the OTC Bulletin Board. Scientific Energy shares distributed to Electronic Game Card stockholders will be freely transferable, except for (i) shares received by persons who may be deemed to be affiliates of Scientific Energy under the Securities Act of 1933, and (ii) shares received by persons who hold restricted shares of Electronic Game Card common stock. Persons who may be deemed to be affiliates of Scientific Energy after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with Scientific Energy and may include certain directors, officers and significant stockholders of Scientific Energy. Persons who are affiliates of Scientific Energy will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities

Act, such as the exemptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

     There can be no assurance as to whether the Scientific Energy shares will be actively traded or as to the price at which the shares will trade. Some Electronic Game Card stockholders who receive Scientific Energy shares may decide that they do not want shares in a company consisting of the research and development of not yet proven technologies, and may sell their Scientific Energy shares following the spin-off. This may delay the development of an orderly trading market in Scientific Energy shares for a period of time following the spin-off. Until the Scientific Energy shares are fully distributed and an orderly market develops, the prices at which Scientific Energy shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for our shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the shares, our results of operations, what investors think of our research and development business, changes in economic conditions in the battery industry, and general economic and market conditions.

     Following the spin-off, Electronic Game Card expects that its common stock will continue to be listed and traded on the OTC Bulletin Board under the symbol "EGMI." As a result of the spin-off, the trading price of Electronic Game Card common stock immediately following the distribution of Scientific Energy shares may be lower than the trading price of Electronic Game Card shares immediately prior to the distribution. Following the distribution, Electronic Game Card's assets will consists of those held by its other subsidiaries that are engaged in supplying innovative gaming devices to the lottery and promotional industry worldwide. These retained businesses represent approximately 3% of Electronic Game Card's consolidated assets and less than 1% of its consolidated revenues as of and for the year ended December 31, 2003. Further, the combined trading prices of Electronic Game Card shares and Scientific Energy shares after the spin-off may be less than the trading price of Electronic Game Card shares immediately prior to the spin-off.

     Even though Electronic Game Card is currently a publicly held company, there can be no assurance as to whether an active trading market for its shares will be maintained after the spin-off or as to the prices at which its shares will trade. Electronic Game Card stockholders may sell their shares following the spin-off. These and other factors may delay or hinder the return to an orderly trading market in Electronic Game Card shares following the spin-off. Whether an active trading market for Electronic Game Card shares will be maintained after the spin-off and the price for its shares will be determined in the marketplace and may be influenced by many factors, including

     o    the depth and liquidity of the market for its shares,
     o    its results of operations,
     o    what investors think of its business and its industries,
     o    changes in economic conditions in its industries, and
     o    general economic and market conditions.

In addition, the stock market often experiences significant price fluctuations that are unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations could have a material adverse impact on the trading price of Scientific Energy shares and/or Electronic Game Card shares.

FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF

     We have not requested and do not intend to request a ruling from the Internal Revenue Service or an opinion of tax counsel that the distribution will qualify as a tax free spin-off for U.S. federal income tax purposes. We believe the spin-off does not qualify as a tax-free distribution under the U.S. federal tax laws. Each Electronic Game Card stockholder who receives Scientific Energy shares in the spin-off will generally be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares on the distribution date. Each stockholder's individual circumstances may affect the tax consequences of the spin-off to such stockholder. Stockholders who are not citizens or residents of the United States, are corporations, or who are otherwise subject to special treatment under applicable tax codes, may have other consequences as a result of the spin-off. We strongly urge all stockholder to consult with their own tax, financial, or investment adviser or legal counsel experienced in these matters.

REASONS FOR FURNISHING THIS PROSPECTUS

     This Prospectus is being furnished solely to provide information to Electronic Game Card stockholders who will receive Scientific Energy shares in the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Electronic game Card or Scientific Energy. Neither Electronic Game Card or Scientific Energy will update the information contained herein except in the normal course of their respective public disclosure practices. However, this prospectus will be amended if there is any material change in the terms of the spin-off.

RELATIONSHIP  BETWEEN  ELECTRONIC  GAME  CARD AND  SCIENTIFIC  ENERGY  AFTER THE
SPIN-OFF

     Following the spin-off, we will be an independent company and Electronic Game Card will have no stock ownership or interest in us. We intend to act as an independent, public company and do not anticipate any continuing relationship with Electronic Game Card.

                                  LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Leonard E. Neilson, P.C., Attorney at Law.

                                     EXPERTS

     Our financial statements for the fiscal years ended December 31, 2003 and 2002, have been examined to the extent indicated in their reports by Robison, Hill and Co., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting. The auditors' report contains an explanatory paragraph relating to our ability to continue as a going concern which is further explained in note 1 to the financial statements. We have prepared the unaudited financial statements for the period ended March 31, 2004.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form SB-2 with the SEC for the stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus.

     We are subject to certain reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, we will file reports, and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements audited by independent accountants, quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year, and other periodic reports as we may deem appropriate or as we may be required by law.

     You may inspect and copy our registration statement, reports and other information at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains our registration statement, reports and other information that was filed electronically.
The address of the SEC's Internet site is "http://www.sec.gov."

                             SCIENTIFIC ENERGY, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                       -:-

                          INDEPENDENT AUDITOR'S REPORT

                           DECEMBER 31, 2003 AND 2002

                                                     CONTENTS

                                                                                                          Page

Independent Auditor's Report...............................................................................F - 3

Balance Sheet
  December 31, 2003 and 2002...............................................................................F - 4

Statement of Operations for the
 Two Years Ended December 31, 2003 and December 31, 2002...................................................F - 5

Statement of Stockholders' Equity for the
  Period From May 30, 2001 (Inception) to December 31, 2003................................................F - 6

Statement of Cash Flows for the
 Two Years Ended December 31, 2003 and December 31, 2002...................................................F - 7

Notes to Consolidated Financial Statements.................................................................F - 9

                          INDEPENDENT AUDITOR'S REPORT


Scientific Energy, Inc.
(A Development Stage Company)


         We have audited the accompanying balance sheet of Scientific Energy, Inc. (a development stage company) as of December 31, 2003 and 2002, and the related statement of operations and cash flows for the two years ended December 31, 2003 and 2002, and the statement of stockholders' equity for the period May 30, 2001 (Inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Scientific Energy, Inc. (a development stage company) as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the two years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                    Respectfully submitted


                                                    /s/ Robison, Hill & Co.
                                                    Certified Public Accountants

Salt Lake City, Utah
January 14, 2004

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET

                                                                                         December 31,
                                                                            ---------------------------------------
                                                                                   2003                 2002
                                                                            ------------------   ------------------
ASSETS
Current Assets:
Cash & Cash Equivalents                                                     $               40   $                -
                                                                            ------------------   ------------------

     Total Current Assets                                                                   40                    -
                                                                            ------------------   ------------------

Other Assets:
Intangibles                                                                             50,000               50,000
                                                                            ------------------   ------------------

     Total Assets                                                           $           50,040   $           50,000
                                                                            ==================   ==================

LIABILITIES
Current Liabilities:
Accounts Payable                                                            $            5,595   $            7,906
Overdraft                                                                                    -                  212
Income Taxes Payable                                                                       100                  100
Accrued Payroll Liabilities                                                                  -                  455
Note Payable - Shareholder                                                               1,090               22,037
Due to Parent Company                                                                        -              510,432
                                                                            ------------------   ------------------

     Total Liabilities                                                                   6,785              541,142
                                                                            ------------------   ------------------

STOCKHOLDERS' EQUITY
  Preferred Stock, Par value $.01,
    Authorized 5,000,000 shares,
    No shares issued at December 31, 2003 and 2002                                           -                    -
  Common Stock, Par value $.01,
    Authorized 20,000,000 shares,
    Issued 20,000,000 shares at December 31, 2003 and 2002                             200,000              200,000
Paid-In Capital                                                                        591,816               50,040
Deficit Accumulated During the Development Stage                                      (748,561)            (741,182)
                                                                            ------------------   ------------------

     Total Stockholders' Equity                                                         43,255             (491,142)
                                                                            ------------------   ------------------

     Total Liabilities and Stockholders' Equity                             $           50,040   $           50,000
                                                                            ==================   ==================



   The accompanying notes are an integral part of these financial statements.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS

                                                                                                     Cumulative
                                                                                                       Since
                                                                                                      May 30,
                                                                                                        2001
                                                                   For the Year Ended               Inception of
                                                                      December 31,                  Development
                                                                2003                2002               Stage
                                                          -----------------  ------------------  ------------------

Revenues:                                                 $               -  $                -  $                -
                                                          -----------------  ------------------  ------------------

Expenses:
Research & Development                                                  138              13,116              68,090
General & Administrative                                              5,157             252,553             367,815
                                                          -----------------  ------------------  ------------------

     Loss from Operations                                            (5,295)           (265,669)           (435,905)

Other Income (Expense)
Interest, Net                                                        (1,984)            (10,890)            (16,706)
Write-down of Technology
    and Royalties                                                         -            (295,750)           (295,750)
                                                          -----------------  ------------------  ------------------

     Net Loss Before Taxes                                           (7,279)           (572,309)           (748,361)

     Income Tax Expense                                                 100                 100                 200
                                                          -----------------  ------------------  ------------------

     Net Loss                                             $          (7,379) $         (572,409) $         (748,561)
                                                          =================  ==================  ==================

Basic & Diluted Loss Per Share                            $               -  $           (0.03)
                                                          =================  ==================

Weighted Average Shares                                          20,000,000          20,000,000
                                                          =================  ==================







   The accompanying notes are an integral part of these financial statements.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
          FOR THE PERIOD MAY 30, 2001 (INCEPTION) TO DECEMBER 31, 2003

                                                                                                            Deficit
                                                                                                          Accumulated
                                                                                                             Since
                                                                                                          May 30,2001
                                                                                                         Inception of
                                                         Common Stock                   Paid-In           Development
                                                  Shares            Par Value           Capital              Stage
                                             -----------------   -----------------   ---------------   -----------------

Balance at May 30, 2001 (Inception)                          -   $               -   $             -   $               -

May 30, 2001, Issued Common
  Stock for Technology                              20,000,000             200,000            50,040                   -

Net Loss                                                     -                   -                 -            (168,773)
                                             -----------------  ------------------  ----------------   -----------------

Balance at December 31, 2001                        20,000,000             200,000            50,040            (168,773)


Net Loss                                                     -                   -                 -            (572,409)
                                             -----------------  ------------------  ----------------   -----------------

Balance at December 31, 2002                        20,000,000             200,000            50,040            (741,182)

December 5, 2003, Spin off from
     Parent Company                                          -                   -           541,776                   -

Net Loss                                                     -                   -                 -              (7,379)
                                             -----------------  ------------------  ----------------   -----------------

Balance at December 31, 2003                        20,000,000  $          200,000  $        591,816   $        (748,561)
                                             =================  ==================  ================   =================









   The accompanying notes are an integral part of these financial statements.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                                                                                     Cumulative
                                                                                                       since
                                                                                                      May 30,
                                                                                                        2001
                                                                    For the Year Ended              Inception of
                                                                       December 31,                 Development
                                                                  2003               2002              Stage
                                                           ------------------ ------------------ ------------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                                   $           (7,379)$         (572,409)$         (748,561)

Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities:
Write-down of Technology and Royalties                                      -            295,751            295,751
Stock Issued for Expenses                                                   -            210,000            210,000

Change in operating assets and liabilities:
(Increase) Decrease in Prepaid Expenses                                     -            (31,445)           (95,751)
Increase (Decrease) in Accounts Payable                                (2,311)           (23,787)             5,595
Increase (Decrease) in Income Tax Payable                                   -                100                100
Increase (Decrease) in Bank Overdraft                                    (212)               212                  -
Increase (Decrease) in Accrued Expenses                                  (455)             3,630              7,260
                                                           ------------------ ------------------ ------------------
  Net Cash Used in operating activities                               (10,357)          (117,948)          (325,606)
                                                           ------------------ ------------------ ------------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Net cash provided by investing activities                                   -                  -                  -
                                                           ------------------ ------------------ ------------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Cash acquired in Merger                                                     -                  -                432
Payment on Shareholder Loan                                           (34,595)            (1,600)           (36,195)
Note Payable Shareholder                                               44,992            119,538            361,409
                                                           ------------------ ------------------ ------------------
  Net Cash Provided by Financing Activities                            10,397            117,938            325,646
                                                           ------------------ ------------------ ------------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                                40                (10)                40
Cash and Cash Equivalents
  at Beginning of Period                                                    -                 10                  -
                                                           ------------------ ------------------ ------------------
Cash and Cash Equivalents
  at End of Period                                         $               40 $                  $ -             40
                                                           ================== ================== ==================


                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     Cumulative
                                                                                                       since
                                                                                                      May 30,
                                                                                                        2001
                                                                    For the Year Ended              Inception of
                                                                       December 31,                 Development
                                                                  2003               2002              Stage
                                                           ------------------ ------------------ ------------------


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                 $            1,085 $            5,729 $            6,620
  Income taxes                                             $              100 $              100 $              200

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES: None

Common Stock Exchanged for Technology                      $                - $                - $          250,040
Note Payable Converted to Common Stock                     $                - $          300,000 $          300,000
Note Payable Converted to Parent Company
    Stock                                                  $           31,344 $                - $           31,344


















   The accompanying notes are an integral part of these financial statements.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Scientific Energy, Inc. (a development stage company) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations and Going Concern

         The accompanying financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

         Several conditions and events cast doubt about the Company's ability to continue as a "going concern". The Company has incurred net losses of approximately $748,561 for the period from May 30, 2001 (inception) to December 31, 2003, has a liquidity problem, and requires additional financing in order to finance its business activities on an ongoing basis. The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

         The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its products, and market penetration and profitable operations from its small electricity generation devices to be incorporated into existing portable electronic devices including portable laptop computers, handheld devices, cellular phones, and a variety of other electronic devices.

         These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

         If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Organization and Basis of Presentation

         The Company was originally incorporated under the laws of the State of Utah on May 30, 2001, under the name of Scientific Energy, Inc. As of December 31, 2003, the Company is in the development stage and has not begun planned principal operations.

Wholly Owned Subsidiary of Parent Company

         On June 6, 2001, Scientific Energy, Inc (Utah) and Scientific Energy, Inc. (A Nevada Corporation) entered into an agreement and plan of reorganization. Pursuant to the agreement, Scientific Energy, Inc. (Utah) acquired 20,000,000 shares of Scientific Energy's (Nevada) shares in exchange for 100% of the issued and outstanding shares of Scientific Energy (Utah). On December 5, 2003, the Company entered into an agreement wherein the Company would receive 100% of its shares back from Scientific Energy (Nevada). As a result, the Company would no longer be a wholly owned subsidiary of Scientific Energy (Nevada). As of the date of this report, the transaction has not been completed.

Nature of Business

         The Company plans to develop small electricity generation devices to be incorporated into existing portable electronic devices including portable laptop computers, handheld devices, cellular phones, and a variety of other electronic devices. In addition, the Company is developing technology that will assist both industrial concerns and consumers in a variety of applications to significantly reduce energy consumption.

 Concentration of Credit Risk

         The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Share

         Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years. There were no common equivalent shares outstanding at December 31, 2003 and 2002.

Reclassification

         Certain   reclassifications  have  been  made  in  the  2002  financial statements to conform with the December 31, 2003 presentation.

NOTE 2 - INCOME TAXES

         As of December 31, 2003, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $749,000 that may be offset against future taxable income through 2021. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry-forwards will expire unused. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 3 - DEVELOPMENT STAGE COMPANY

         The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

NOTE 4 - COMMITMENTS & CONTINGENCIES

         As of December 31, 2002 all activities of the Company have been conducted by corporate officers from their separate business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

         On November 15, 2003, the Company entered into an agreement with Grandway USA, Inc. to complete the patent process on and market certain inventions when created by Scientific Energy, Inc. Upon completion, production and commercialization of various inventions, Scientific Energy has agreed to license and convey to Grandway all rights, title and interest in the various inventions, together with all trademarks, patents and all powers and privileges relating and any and all modifications, improvements, enhancements, variations, alterations. In addition Scientific Energy agrees to license and convey all rights, title and interest in all existing and future marketing rights, lists of customers, accounts and sales leads, manufacturing processes, drawings, and expertise in connection with said inventions. In exchange, Grandway will pay a royalty of 15% of net sales for each unit of the inventions sold by Grandway.

NOTE 5- INTANGIBLE ASSETS

         On May 30, 2001, Scientific Energy, Inc. (Utah) acquired intangible assets including technology, trade secrets, and patent applications for design and process and potential patents on either design or process on their technology of $250,040. The Company became the owner of the technology pursuant to the reorganization entered into between the Company and Scientific Energy, Inc. (Utah). This technology consists of energy cell technology that is believed to provide a reliable energy source that can be used in portable electronic devices and will increase the life of existing batteries significantly.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5- INTANGIBLE ASSETS (Continued)

         During the first quarter of 2002, management reviewed the reasonableness of the value of their technology, and decided that in the absence of research and development efforts the value of the technology was only $50,000 at that time. Thus, the intangible assets were written-down $200,000.

NOTE 6 - LINE OF CREDIT / NOTE PAYABLE - SHAREHOLDER

         On August 15, 2001, the president of the Company has given the Company an unsecured line of credit for up to $350,000. The Line carries interest at Prime. As of December 31, 2003 and 2002 the Company owes $1,090 and $22,037 against this line of credit and has been reported along with accrued interest in the accompanying financial statements as "Note Payable Shareholder." On December 5, 2003, $31,344 of the note was converted into the Parent Company's stock in connection with the Share Exchange described in Note 8.

NOTE 7- COMMON STOCK TRANSACTIONS

         On May 30, 2001, 20,000,000 shares of stock were issued in exchange for intangible assets including technology, trade secrets, and patent applications for design and process and potential patents.

NOTE 8 - SEPARATION OFF FROM PARENT COMPANY

         On December 5, 2003, the Company entered into an agreement with Scientific Energy, Inc. (Nevada), that upon completion, 100% (20,000,000 shares) of the Company's shares would be returned to the Company, and the Company would cease to be a wholly owned subsidiary of Scientific Energy (Nevada). In addition, the 20,000,000 shares will be subject to an 18.12 to 1 reverse split, and 1,104,000 shares will be issued to the shareholders of Scientific Energy (Nevada), on record, prior to the December 5, 2003 closing of the share exchange agreement. As of the date of this report, the transaction has not been completed.

                             SCIENTIFIC ENERGY, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                       -:-

                              FINANCIAL STATEMENTS

                                 MARCH 31, 2004

                                   (UNAUDITED)

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                   (Unaudited)

                                                                                March 31,           December 31,
                                                                                   2004                 2003
                                                                            ------------------   ------------------
ASSETS
Current Assets:
Cash & Cash Equivalents                                                     $               40   $               40
                                                                            ------------------   ------------------

     Total Current Assets                                                                   40                   40
                                                                            ------------------   ------------------

Other Assets:
Intangibles                                                                             50,000               50,000
                                                                            ------------------   ------------------

     Total Assets                                                           $           50,040   $           50,040
                                                                            ==================   ==================

LIABILITIES
Current Liabilities:
Accounts Payable                                                            $            9,892   $            5,595
Income Taxes Payable                                                                       100                  100
Note Payable - Shareholder                                                               1,101                1,090
                                                                            ------------------   ------------------

     Total Liabilities                                                                  11,093                6,785
                                                                            ------------------   ------------------

STOCKHOLDERS' EQUITY
  Preferred Stock, Par value $.01,
    Authorized 5,000,000 shares,
    No shares issued at March 31, 2004 and December 31, 2003                                 -                    -
  Common Stock, Par value $.01,
    Authorized 20,000,000 shares,
    Issued 20,000,000 shares at March 31, 2004 and
    December 31, 2003                                                                  200,000              200,000
Paid-In Capital                                                                        591,816              591,816
Deficit Accumulated During the Development Stage                                      (752,869)            (748,561)
                                                                            ------------------   ------------------

     Total Stockholders' Equity                                                         38,947               43,255
                                                                            ------------------   ------------------

     Total Liabilities and Stockholders' Equity                             $           50,040   $           50,040
                                                                            ==================   ==================

   The accompanying notes are an integral part of these financial statements.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                                                                     Cumulative
                                                                                                       Since
                                                                                                      May 30,
                                                                                                        2001
                                                               For the Three Months Ended           Inception of
                                                                        March 31,                   Development
                                                                2004                2003               Stage
                                                          -----------------  ------------------  ------------------

Revenues:                                                 $               -  $                -  $                -
                                                          -----------------  ------------------  ------------------

Expenses:
Research & Development                                                    -                   -              68,090
General & Administrative                                              4,297               1,918             372,112
                                                          -----------------  ------------------  ------------------

     Loss from Operations                                            (4,297)             (1,918)           (440,202)

Other Income (Expense)
Interest, Net                                                           (11)             (1,160)            (16,717)
Write-down of Technology
    and Royalties                                                         -                   -            (295,750)
                                                          -----------------  ------------------  ------------------

     Net Loss Before Taxes                                           (4,308)             (3,078)           (752,669)

     Income Tax Expense                                                   -                   -                 200
                                                          -----------------  ------------------  ------------------

     Net Loss                                             $          (4,308) $           (3,078) $         (752,869)
                                                          =================  ==================  ==================

Basic & Diluted Loss Per Share                            $                  $-                  -
                                                          =================  ==================

Weighted Average Shares                                          20,000,000          20,000,000
                                                          =================  ==================







   The accompanying notes are an integral part of these financial statements.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                    Cumulative
                                                                                                       since
                                                                                                      May 30,
                                                                                                        2001
                                                                For the Three Months Ended          Inception of
                                                                         March 31,                  Development
                                                                  2004               2003              Stage
                                                           ------------------ ------------------ ------------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss                                                   $           (4,308)$           (3,078)$         (752,869)

Adjustments to Reconcile Net Loss to Net
Cash Used in Operating Activities:
Write-down of Technology and Royalties                                      -                  -            295,751
Stock Issued for Expenses                                                   -                  -            210,000

Change in operating assets and liabilities:
(Increase) Decrease in Prepaid Expenses                                     -                 (5)           (95,751)
Increase (Decrease) in Accounts Payable                                 4,297             (2,908)             9,892
Increase (Decrease) in Income Tax Payable                                   -                  -                100
Increase (Decrease) in Bank Overdraft                                       -             19,915                  -
Increase (Decrease) in Accrued Expenses                                    11               (362)             7,271
                                                           ------------------ ------------------ ------------------
  Net Cash Used in operating activities                                     -             13,562           (325,606)
                                                           ------------------ ------------------ ------------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Net cash provided by investing activities                                   -                  -                  -
                                                           ------------------ ------------------ ------------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
Cash acquired in Merger                                                     -                  -                432
Payment on Shareholder Loan                                                 -            (33,000)           (36,195)
Note Payable Shareholder                                                    -             19,438            361,409
                                                           ------------------ ------------------ ------------------
  Net Cash Provided by Financing Activities                                 -            (13,562)           325,646
                                                           ------------------ ------------------ ------------------

Net (Decrease) Increase in
  Cash and Cash Equivalents                                                 -                  -                 40
Cash and Cash Equivalents
  at Beginning of Period                                                   40                  -                  -
                                                           ------------------ ------------------ ------------------
Cash and Cash Equivalents
  at End of Period                                         $               40 $                  $-              40
                                                           ================== ================== ==================

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                     Cumulative
                                                                                                       since
                                                                                                      May 30,
                                                                                                        2001
                                                                For the Three Months Ended          Inception of
                                                                         March 31,                  Development
                                                                  2004               2003              Stage
                                                           ------------------ ------------------ ------------------


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                 $                - $            1,085 $            6,620
  Income taxes                                             $                - $                  $              200

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES:

Common Stock Exchanged for Technology                      $                - $                - $          250,040
Note Payable Converted to Common Stock                     $                - $          300,000 $          300,000
Note Payable Converted to Parent Company
    Stock                                                  $                - $                - $           31,344




















   The accompanying notes are an integral part of these financial statements.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for Scientific Energy, Inc. (a development stage company) is presented to assist in understanding the Company's financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Interim Reporting

         The unaudited financial statements as of March 31, 2004, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the three months. Operating results for interim periods are not necessarily indicative of the results which can be expected for full years.

Nature of Operations and Going Concern

         The accompanying financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

         Several conditions and events cast doubt about the Company's ability to continue as a "going concern". The Company has incurred net losses of approximately $753,000 for the period from May 30, 2001 (inception) to March 31, 2004, has a liquidity problem, and requires additional financing in order to finance its business activities on an ongoing basis. The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

         The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its products, and market penetration and profitable operations from its small electricity generation devices to be incorporated into existing portable electronic devices including portable laptop computers, handheld devices, cellular phones, and a variety of other electronic devices.

         These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

         If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported expenses, and the balance sheet classifications used.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Organization and Basis of Presentation

         The Company was originally incorporated under the laws of the State of Utah on May 30, 2001, under the name of Scientific Energy, Inc. As of March 31, 2004, the Company is in the development stage and has not begun planned principal operations.

Wholly Owned Subsidiary of Parent Company

         On June 6, 2001, Scientific Energy, Inc. (Utah) and Scientific Energy, Inc. (A Nevada Corporation) entered into an agreement and plan of reorganization. Pursuant to the agreement, Scientific Energy, Inc. (Utah) acquired 20,000,000 shares of Scientific Energy's (Nevada) shares in exchange for 100% of the issued and outstanding shares of Scientific Energy (Utah). On December 5, 2003, the Company entered into an agreement wherein the Company would receive 100% of its shares back from Scientific Energy (Nevada). As a result, the Company would no longer be a wholly owned subsidiary of Scientific Energy (Nevada).

Nature of Business

         The Company plans to develop small electricity generation devices to be incorporated into existing portable electronic devices including portable laptop computers, handheld devices, cellular phones, and a variety of other electronic devices. In addition, the Company is developing technology that will assist both industrial concerns and consumers in a variety of applications to significantly reduce energy consumption.

 Concentration of Credit Risk

         The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(Continued)

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Loss per Share

         Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years. There were no common equivalent shares outstanding at March 31, 2004 and 2003.

Reclassification

         Certain   reclassifications  have  been  made  in  the  2003  financial statements to conform with the March 31, 2004 presentation.

NOTE 2 - INCOME TAXES

         As of December 31, 2003, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $749,000 that may be offset against future taxable income through 2021. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry-forwards will expire unused. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 3 - DEVELOPMENT STAGE COMPANY

         The Company has not begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses.

NOTE 4 - COMMITMENTS & CONTINGENCIES

         As of March 31, 2004, all activities of the Company have been conducted by corporate officers from their separate business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

         On November 15, 2003, the Company entered into an agreement with Grandway USA, Inc. to complete the patent process on and market certain inventions when created by Scientific Energy, Inc. Upon completion, production and commercialization of various inventions, Scientific Energy has agreed to license and convey to Grandway all rights, title and interest in the various inventions, together with all trademarks, patents and all powers and privileges relating and any and all modifications, improvements, enhancements, variations, alterations. In addition Scientific Energy agrees to license and convey all rights, title and interest in all existing and future marketing rights, lists of customers, accounts and sales leads, manufacturing processes, drawings, and expertise in connection with said inventions. In exchange, Grandway will pay a royalty of 15% of net sales for each unit of the inventions sold by Grandway.

NOTE 5- INTANGIBLE ASSETS

         On May 30, 2001, Scientific Energy, Inc. (Utah) acquired intangible assets including technology, trade secrets, and patent applications for design and process and potential patents on either design or process on their technology of $250,040. The Company became the owner of the technology pursuant to the reorganization entered into between the Company and Scientific Energy, Inc. (Utah). This technology consists of energy cell technology that is believed to provide a reliable energy source that can be used in portable electronic devices and will increase the life of existing batteries significantly.

                             SCIENTIFIC ENERGY, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5- INTANGIBLE ASSETS (Continued)

         During the first quarter of 2002, management reviewed the reasonableness of the value of their technology, and decided that in the absence of research and development efforts the value of the technology was only $50,000 at that time. Thus, the intangible assets were written-down $200,000.

NOTE 6 - LINE OF CREDIT / NOTE PAYABLE - SHAREHOLDER

         On August 15, 2001, the president of the Company has given the Company an unsecured line of credit for up to $350,000. The Line carries interest at Prime. As of March 31, 2004 and December 31, 2003, the Company owes $1,101 and $1,090 against this line of credit and has been reported along with accrued interest in the accompanying financial statements as "Note Payable Shareholder."

NOTE 7- COMMON STOCK TRANSACTIONS

         On May 30, 2001, 20,000,000 shares of stock were issued in exchange for intangible assets including technology, trade secrets, and patent applications for design and process and potential patents.

NOTE 8 - SEPARATION OFF FROM PARENT COMPANY

         On December 5, 2003, the Company entered into an agreement with Electronic Game Card, Inc. (Formerly Scientific Energy, Inc.), that upon completion, 100% (20,000,000 shares) of the Company's shares would be returned to the Company, and the Company would cease to be a wholly owned subsidiary of Scientific Energy (Nevada). In addition, the 20,000,000 shares will be subject to an 18.12 to 1 reverse split, and 1,104,000 shares will be issued to the shareholders of Scientific Energy (Nevada), on record, prior to the December 5, 2003 closing of the share exchange agreement. As of the date of this report, the transaction has not been completed.

                             SCIENTIFIC ENERGY, INC.

                                     PART II

ITEM 24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the provisions of Utah law, we have the power to indemnify an individual made a party to a proceeding because they are or were a director of our company, against liability incurred in the proceeding, provided such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. We must indemnify a director or officer who is successful, on the merits of otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director or officer of our company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. Our Articles of Incorporation empower the board of directors to indemnify our officers, directors, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

     We may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent of ours who is a party to a proceeding in advance of final disposition of the proceeding, PROVIDED the individual furnishes us with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, our best interest, and undertake to repay the advance if it is ultimately determined that they did not meet such standard of conduct.

     Also pursuant to Utah law, a corporation may set forth in its articles of incorporation, by-laws or by resolution, a provision eliminating or limiting in certain circumstances, liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take action as a director. This provision does not eliminate or limit the liability of a director (i) for the amount of a financial benefit received by a director to which they are not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) for liability for a violation relating to the distributions made in violation of Utah law; and (iv) an intentional violation of criminal law. Our by-laws provide for such indemnification. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. Utah law also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents. We currently do not maintain directors' and officers' insurance.

ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  Filing fee under the Securities Act of 1933...........................       $           100
                  Accountants' fees and expenses........................................                 2,500
                  Legal fees and related expenses.......................................                 7,500
                  Printing and filing charges...........................................                 2,500
                  Transfer agent and registrar fees and expenses........................                 1,500
                  Miscellaneous.........................................................                 1,000
                                                                                                  ------------
                               Total....................................................          $     15,100
                                                                                                   ===========

ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES

     Scientific Energy was incorporated on May 30, 2001, in connection with reorganization with Quazon, Corp, presently our parent company and now known as Electronic Game Card, Inc. A total of 20 million shares of Scientific Energy common stock were issued to two persons, Todd B. Crosland (8 million shares) and Hans Roes (12 million shares), in exchange for certain technology. Under the terms of the reorganization agreement, Messrs. Crosland and Roes exchanged their 20 million shares of Scientific Energy common stock for 20 million shares of Quazon common stock and Scientific Energy became the wholly owned subsidiary of Quazon (Electronic Game Card).

     The20 million shares were initially issued in reliance on the Section 4(2) exemption from registration under the Securities Act of 1933. The issuances were made to affiliates of Scientific Energy in private transactions without means of any public solicitation. The shares are considered restricted securities and are marked with a legend restricting further transfer unless the shares are first registered or qualify for an exemption. The 20 million shares will be reverse split to 1,125,220 shares are the subject shares being distributed to Electronic Game Card shareholders pursuant to the spin-off.

ITEM 27.      EXHIBITS

     (a) The following exhibits are filed with this Registration Statement:

EXHIBIT NO.                  EXHIBIT NAME

     3.1  Articles of Incorporation
     3.2  By-Laws
     4.1 Instrument defining rights of holders (See Exhibit No. 3.1, Articles of Incorporation)
     5.1 Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered
     10.1 License Agreement with Grandway USA, Inc.
     23.1 Consent of Robison, Hill and Co., Certified Public Accountants
     23.2 Consent of Leonard E.  Neilson,  Attorney at Law  (included as part of
          Exhibit 5.1)

     (b) Financial Statement Schedules for Registrant.

         Schedules other than those listed above are omitted for the reason that
         they  are  not  required  or  are  not  applicable,   or  the  required
         information is shown in the financial statements or notes therein.

ITEM 28.      UNDERTAKINGS

     (a) The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering.

         (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) If the issuer relies on Rule 430A under the Securities Act, the small business issuer will:

         (1) For determining any liability under the Securities Act treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Salt Lake City, State of Utah, on this 2nd day of June 2004.

                                                      SCIENTIFIC ENERGY, INC.
                                                            (REGISTRANT)


                                           By:   /S/     TODD B. CROSLAND
                                           -------------------------------------
                                           Todd B. Crosland
                                           President and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.



                                           By:   /S/     TODD B. CROSLAND
                                           -------------------------------------
                                           Todd B. Crosland
                                           President and Chief Executive Officer
                                           and Director
                                           Date:   June 2, 2004




                                           By:   /S/     JANA MEYER
                                           -------------------------------------
                                           Jana Meyer
                                           Secretary/Treasurer and Director
                                           Date:   June 2, 2004




                                           By:   /S/     MARK CLAWSON
                                           -------------------------------------
                                           Mark Clawson
                                           Director
                                           Date:   June 2, 2004